Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE WARNERMEDIA BUSINESS

Management’s discussion and analysis of financial condition and results of operations is a supplement to the accompanying Combined Financial Statements of the WarnerMedia Business as of December 31, 2020 and 2021 and for each of the years ended December 31, 2019, December 31, 2020 and December 31, 2021 and notes thereto and provides additional information on the WarnerMedia Business (as defined below) and its businesses, current developments, financial condition, cash flows and results of operations. All dollar figures in this management’s discussion and analysis of financial condition and results of operations are in millions unless otherwise indicated.

The Combined Financial Statements of the WarnerMedia Business represent the operations of the WarnerMedia Business and have been prepared on a carve-out basis. The WarnerMedia Business believes the assumptions underlying the preparation of the Combined Financial Statements of the WarnerMedia Business are reasonable. However, the Combined Financial Statements of the WarnerMedia Business included herein may not necessarily reflect the WarnerMedia Business’s results of operations, financial position, and cash flows in the future or what they would have been had the WarnerMedia Business been an independent, stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the WarnerMedia Business’s future results of operations, financial position or cash flows. The following section is qualified in its entirety by the more detailed information in this document, including the Combined Financial Statements of the WarnerMedia Business and notes thereto. The following discussion should be read in conjunction with “Unaudited pro forma condensed combined financial statements of Discovery and the WarnerMedia Business.”

Set forth below is a discussion of the WarnerMedia Business’s historical results of operations and financial condition. The following discussion does not give effect to the Transactions; for those, see the unaudited pro forma condensed combined financial statements of Discovery and the WarnerMedia Business included elsewhere in this document. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements.

AT&T Acquisition of Time Warner in June 2018

On June 14, 2018, pursuant to an Agreement and Plan of Merger dated as of October 22, 2016, AT&T Inc. (“AT&T”) acquired Time Warner Inc. (“Time Warner”) in a half-stock, half-cash transaction whereby Time Warner merged with a wholly owned subsidiary of AT&T and, as a result, became a subsidiary of AT&T. The deal combined Time Warner’s vast library of content and ability to create new premium content for audiences around the world with AT&T’s extensive customer relationships and distribution network, one of the world’s largest pay-TV subscriber bases and scale in TV, mobile and broadband distribution.

Reverse Morris Trust-Type Transaction Anticipated Early in the Second Quarter of 2022

On May 17, 2021, AT&T, Magallanes, Inc. (“Spinco,” presently a wholly owned subsidiary of AT&T), Discovery, Inc. (“Discovery”) and Drake Subsidiary, Inc. (“Merger Sub,” a wholly owned subsidiary of Discovery) entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, (1) AT&T will transfer certain assets, liabilities and entities composing the WarnerMedia business of AT&T (such business to be transferred, the “WarnerMedia Business”) to Spinco (the “Separation”), (2) Spinco will (a) make a cash distribution to AT&T equal to approximately $30.0 billion, subject to adjustment, including for the approximately $1.6 billion of existing debt of the WarnerMedia Business to be assumed by Spinco and its subsidiaries, after giving effect to the Separation (together with Spinco, the “Spinco Group”), net working capital and other adjustments (the “Special Cash Payment”), and (b)(i) issue to AT&T the debt instruments of Spinco (the “Spinco Debt Securities”) that satisfy the requirement that the fair market value of the Spinco Debt

Securities be equal to the face value of the Spinco Debt Securities such that the Spinco Debt Securities may be resold to the public at par on the date of issuance (the “Par Exchange Requirement”), (ii) distribute to AT&T all or a portion of the cash proceeds from the borrowing by Spinco under the definitive agreements (the “Spinco Financing Agreements”) with respect to the commitment under the Commitment Letter (as defined below) to provide Spinco with the Bridge Loans (as defined below), on the terms and conditions contained in the Commitment Letter, or on such other terms as are reasonably acceptable to AT&T and Discovery and/or use all or a portion of the cash proceeds of such borrowing to purchase assets of the WarnerMedia Business from AT&T or (iii) undertake a combination of the actions described in (2)(b)(i) and (2)(b)(ii) such that AT&T has received, in the aggregate, approximately $13.0 billion, subject to adjustment (the “Additional Amount”), (3) AT&T will distribute to its stockholders all of the issued and outstanding shares of common stock of Spinco, par value $0.01 per share (“Spinco common stock”), in a distribution that will, at AT&T’s election, take place either by way of (i) a pro rata distribution of Spinco common stock to AT&T stockholders or (ii) an exchange offer and a pro rata distribution of any shares of Spinco common stock remaining if such exchange offer is not fully subscribed because the number of shares of AT&T common stock tendered and accepted does not result in all shares of Spinco common stock being distributed in the exchange offer (the “Distribution”), (4) Discovery will amend and restate the Discovery charter to, among other things, change its name to Warner Bros. Discovery, Inc. (“WBD”) and reclassify and automatically convert each share of Discovery capital stock issued and outstanding or held by Discovery as treasury stock immediately prior to the effective time of the amendment and restatement of Discovery’s restated certificate of incorporation, as amended, into such number of shares of Series A common stock of WBD, par value $0.01 per share (“WBD common stock”), as set forth in the Agreement and Plan of Merger, dated as of May 17, 2021, as it may be amended from time to time (the “Merger Agreement”), by and among Discovery, Merger Sub, AT&T and Spinco (the “Reclassification”), and (5) Merger Sub will merge with and into Spinco, with Spinco as the surviving corporation (the “Merger”) and as a wholly owned subsidiary of WBD.

On February 1, 2022, AT&T announced that the AT&T board of directors had determined to structure the Distribution as a pro rata distribution rather than an exchange offer. On the date (the “Closing Date”) on which the closing of the Merger (the “Closing”) occurs, AT&T will distribute 100% of the shares of Spinco common stock to AT&T stockholders on a pro rata basis. Each record holder of common shares of AT&T, par value $1.00 per share (“AT&T common stock”), on the record date for the Distribution (the “Distribution record date”) will be entitled to receive for each share of AT&T common stock held by such record holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by AT&T on the date of the Distribution (the “Distribution Date”), multiplied by a fraction, the numerator of which is the number of shares of AT&T common stock held by such record holder as of the Distribution record date and the denominator of which is the total number of shares of AT&T common stock outstanding on the Distribution record date (for the avoidance of doubt, excluding treasury shares held by any of AT&T and each of its subsidiaries and any legal predecessors thereto, but excluding any member of the Spinco Group). In the Merger, each issued and outstanding share of Spinco common stock (except for shares of Spinco common stock held by Spinco as treasury stock or by any other member of the Spinco Group, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will automatically convert into the right to receive a number of shares of WBD common stock such that immediately after the Merger, such holders of AT&T common stock that received shares of Spinco common stock in the Distribution will own approximately 71% of the outstanding shares of WBD common stock on a fully diluted basis and holders of Discovery capital stock as of immediately prior to the Reclassification and the Merger will own approximately 29% of the outstanding shares of WBD common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger AT&T and Discovery stockholder bases.

The Distribution and the Merger are a Reverse Morris Trust-type transaction and are expected to be tax-free to AT&T stockholders for U.S. federal income tax purposes, except to the extent that cash is paid to AT&T stockholders in lieu of fractional shares in the Distribution or the Merger. The Separation, Special Cash Payment, Distribution, Reclassification, Merger, payment of the Additional Amount and other transactions contemplated by the definitive agreements entered into in connection with the Merger are collectively referred to herein as the “Transactions.”

The completion of the Transactions is subject to the approval by Discovery stockholders of certain stockholder proposals and the satisfaction of customary closing conditions, including regulatory approvals. The Transactions are expected to be completed early in the second quarter of 2022.

Overview

The WarnerMedia Business is a global media and entertainment company that develops, produces, and acquires feature films, television, gaming, and other content for monetization in various media outlets including theatrical, its own and third-party basic and premium pay television, free-to-air television, its own and third-party direct-to-consumer services and physical / digital retail. The WarnerMedia Business is organized as an integrated content organization that operates as a single segment. Content creation, distribution, and programming are centrally managed to ensure the highest quality content is available to consumers on the optimal platform or format on a worldwide basis.

For the year ended December 31, 2021, the WarnerMedia Business generated operating revenue of $33,472 and operating income of $1,908. The WarnerMedia Business’s principal product offerings are promoted in both the United States and internationally, with roughly 74% of operating revenue for the year ended December 31, 2021 generated in the U.S. market.

Principal Product Offerings

Pay television networks and related properties

The WarnerMedia Business offers pay television networks and related properties, including premium pay television networks such as HBO, and basic television networks, including TNT, TBS, CNN, HLN, Cartoon Network, Adult Swim, Boomerang, truTV, and Turner Classic Movies. In addition to movie and television content, the WarnerMedia Business’s basic pay television networks include live sports such as NBA, MLB, NHL and the NCAA Division 1 Men’s Basketball Tournament. Basic pay television network programming is delivered by distributors and is available to subscribers of the distributors for viewing live and on demand through the distributors’ services and network apps.

HBO Max platform

As of December 31, 2021, the WarnerMedia Business had approximately 73.8 million HBO Max/HBO subscribers globally. HBO’s original programming is also licensed to third-party television networks and digital platforms in certain territories outside the U.S. and is made available to customers in both physical and digital home video formats in both the U.S. and various international regions.

Advertising Products

As a provider of advertising supported programming services, the WarnerMedia Business is also active in the business of third-party advertising sales.

Feature Films

The WarnerMedia Business produces and releases feature films for initial exhibition in theaters, on HBO Max and, in 2021, simultaneously in theaters and HBO Max domestically. Titles are subsequently monetized via traditional exhibition windows/channels. The WarnerMedia Business also enters into film co-financing arrangements with third parties, including both studio and non-studio entities, to jointly finance or distribute certain films. These arrangements can take various forms, but in most cases involve the grant of an economic interest in a film to an investor. Investors generally assume the full risks and rewards of ownership proportionate to their ownership in the film.

Television Production

The WarnerMedia Business produces content for broadcasters, third-party cable and streaming services as well as its own cable and streaming services globally. The WarnerMedia Business traditionally maintains distribution rights and subsequently monetizes titles via traditional exhibition windows/channels.

Home Entertainment

The WarnerMedia Business generates revenue from the sale of its produced and acquired films on physical media such as DVDs and Blu-ray discs via retail stores and rental kiosks, and through digital distribution services such as Amazon and iTunes. Release dates for Home Entertainment products depend on several factors including the timing of the exhibition of a film in movie theaters, holiday periods and competitive releases.

Games

The WarnerMedia Business develops, publishes and distributes games, including mobile, PC, and console games. Its games are based on intellectual property owned or licensed by the WarnerMedia Business (including DC Entertainment properties, Harry Potter and Mortal Kombat).

Consumer Products

The WarnerMedia Business licenses certain trade names, characters and other intellectual properties to various theme park operators, manufacturers, game developers, publishers and retailers throughout the world for use in entertainment venues, for published materials, themed experiences, merchandise and games. The WarnerMedia Business also sells its branded merchandise through owned retail stores and online venues.

Key Developments

The following transactions and key events occurred during the years ended December 31, 2020 and 2021.

COVID-19 Impact

The WarnerMedia Business’s results of operations have been impacted by the coronavirus (“COVID-19”) and measures taken to prevent its spread or mitigate its effects both domestically and internationally. Starting at the end of the first quarter of 2020, the WarnerMedia Business experienced disruptions in theatrical, television and games production delaying planned release dates. Key live sports programming was canceled or shifted from the second quarter to the third quarter of 2020. Most COVID-19 restrictions were relaxed in 2021, TV and theatrical productions resumed at near full capacity, and more films have been released in theaters (with a simultaneous release on HBO Max in the U.S.) in 2021 compared to 2020.

The short-term and long-term economic effects of the pandemic and resulting changes in consumer behavior remain unpredictable. There are a number of uncertainties that could impact the WarnerMedia Business’s future results of operations, including the effectiveness of COVID-19 mitigation measures, the duration of the pandemic, the efficacy and widespread distribution of vaccines and new treatments, the impact of new variants of the virus, global economic conditions, changes to its operations, changes in consumer confidence, behaviors and spending, work and study from home trends and the sustainability of supply chains. Consequently, operating results and cash flows may continue to be adversely impacted by COVID-19 for the duration of the pandemic. Specifically, the WarnerMedia Business’s future operating results may be affected by the following:

•	lower revenue resulting from lower attendance at movie theaters, requirement of vaccine passports in certain states / countries and theatrical windows being reduced to 45 days;

•	continued expenses to protect employees, contractors and customers; and

•	potential reduction in office costs and rent expense because more employees may be working remotely.

HBO Max Domestic Launch

On May 27, 2020, the WarnerMedia Business launched HBO Max, a direct-to-consumer subscription service in the U.S. In 2021, HBO Max launched its ad-supported offering in the U.S. and expanded to Latin America, the Caribbean and certain parts of Europe including Denmark, Norway, Finland, Spain, and Andorra with launch in additional European countries scheduled for 2022. As of December 31, 2021, the WarnerMedia Business had approximately 73.8 million HBO Max/HBO subscribers globally.

Revenue Sources

The WarnerMedia Business is an integrated content organization that operates as a single segment. Its revenues consist of subscription, advertising, and content and related party and other.

Subscription Revenues

The WarnerMedia Business generates subscription revenues from HBO networks and the HBO Max streaming platform, and its basic television networks. HBO’s networks are available in the U.S. and internationally to subscribers through traditional and digital distributors on a premium pay basis and in the basic television tier in certain territories. The HBO Max platform is made available by the WarnerMedia Business on an OTT subscription basis through the Internet directly to consumers and through third-party distribution partners. HBO Max launched domestically in May 2020 with an advertising-free service, in Latin America and the Caribbean in June 2021 and in certain parts of Europe in October 2021. The WarnerMedia Business’s basic television networks are primarily delivered by traditional television distributors, such as cable, satellite, and telecommunications service providers, as well as digital distributors, and are available to subscribers of the distributors for viewing live and on demand through the distributors’ services and companion network apps.

Advertising Revenues

The WarnerMedia Business’s advertising revenues consist primarily of advertising arrangements for its basic television networks and related properties, and the advertising-supported tier of HBO Max. In the U.S., advertising revenues generally depend on the size and demographics of a network’s audience delivered to an advertiser, the number of units of time sold and the price per unit. The price per unit of advertising is determined considering factors such as the type of program or network and/or the time of day the advertising is to be run. Certain advertising inventory is sold in the “upfront” market in advance each year and other inventory in the “scatter” market closer to the time a program airs. Outside the U.S., advertising is generally sold at a fixed rate for the unit of time sold, determined by the time of day and network.

Content Revenues

The WarnerMedia Business’s content revenues consist primarily of licensing feature films for initial theatrical exhibition, and licensing television programs for initial television broadcast or subscription video-on-demand streaming. Additional film and television revenues are derived from distribution channels including international free-to-air, basic and premium pay television; television syndication; and further streaming services. Content revenues also include home entertainment sales and rentals of film and television products (physical and digital, including premium video-on-demand, transactional video-on-demand and electronic sell-through), game content sales (physical and digital), and consumer products licensing.

Related Party Revenues

Related party revenues consist mainly of subscription revenue from AT&T and its affiliates for HBO Max subscriptions offered as a bundle with wireless, internet or TV services to AT&T customers as well as transactions with equity method investments.

Other Revenue

Other revenue consists mainly of income from Warner Bros. Studio operations such as ticket sales for Studio Tours in Leavesden and Burbank, Studio Production rentals and theatre revenue for live shows.

Comparison of the year ended December 31, 2020 to December 31, 2019

Results of Operations

The following table sets forth the audited combined results of operations of the WarnerMedia Business for the years ended December 31, 2020 and 2019.

	December 31, 2020	December 31, 2019
	(Dollars in Millions)
Operating Revenues
Subscription revenue	10,758	10,582
Advertising revenue	3,925	4,537
Content revenue	9,324	13,214
Related party revenue	3,384	3,612
Other revenue	755	981

Total operating revenue	28,146	32,926

Operating Expenses
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	15,956	18,010
Selling, general and administrative expenses (exclusive of depreciation and amortization expense shown separately below)	6,112	6,181
Related party expense	704	292
Depreciation and amortization expense	4,961	5,360

Total operating expense	27,733	29,843

Operating Income	413	3,083

Other Expenses
Interest expense, net	147	426
Other expense, net	329	243

Total other expenses	476	669

(Loss) income before tax provision	(63)	2,414

Income tax (benefit) expense	(75)	134

Net income	12	2,280

Factors Affecting Results from Operations

The WarnerMedia Business operating revenue in 2020 was $28,146, compared to $32,926 in 2019. COVID-19 direct consequences (theater closure, film and television production stoppages and sporting event postponement or cancellation) accounted for most of the decrease in revenue in 2020 from 2019.

The WarnerMedia Business operating expenses for 2020 were $27,733, compared to $29,843 in the prior year. The decrease was primarily due to lower marketing costs and amortization of film costs for fewer theatrical and television titles released in 2020 as a result of COVID-19 partially offset by film impairment charges for $530 taken in the fourth quarter of 2020. These operating expenses include restructuring and severance costs of approximately (i) $282 and $443 in 2020 and 2019, respectively, as part of the WarnerMedia Business’s efforts to integrate HBO, Turner and Warner Bros. into a single operating company as well as (ii) approximately $269 in 2020 in connection with the WarnerMedia Business’s restructuring efforts to simplify production, management and distribution of content in order to shift the company’s strategy to a direct-to-customers model. These restructuring charges are not expected to recur in future years as the related restructuring efforts are considered complete.

As a result of the above, the WarnerMedia Business operating income for 2020 was $413 compared to $3,083 in the prior year.

The WarnerMedia Business’s income tax expense and deferred tax balances have been computed as if the WarnerMedia Business filed income tax returns on a carve-out basis separate from AT&T. Income tax benefit was $75 in 2020 compared to income tax expense of $134 in 2019. The decrease in 2020 was primarily driven by decreased income before income taxes offset by impacts from foreign operations and uncertain tax positions. As a carve-out entity, the WarnerMedia Business’s deferred taxes and effective tax rate may differ from those in the historical periods.

WarnerMedia Business Subscription Revenue

The WarnerMedia Business subscription revenue remained flat at $10,758 in 2020, compared to $10,582 in 2019. Subscription revenue grew in 2020 due to the May 2020 acquisition of the remaining interest in HBO LAG and higher domestic retail subscribers as a result of launching HBO Max. This increase was offset by lower subscriptions at regional sports networks and unfavorable exchange rates.

WarnerMedia Business Advertising

The WarnerMedia Business advertising revenue in 2020 was $3,925, compared to $4,537 in 2019. This decrease primarily resulted from the cancellation of the NCAA Division I Men’s Basketball Tournament in the first quarter of 2020 and the impacts of shifting NBA playoffs from the second quarter of 2020 to the third quarter of 2020 which had tougher comps against NFL and other premium sports that are typically exhibited during the third quarter of each year. Further, the delayed start of the 2020/2021 NBA season contributed to the year-over-year decline in advertising revenue. These advertising revenue declines were partially offset by increased advertising due to news coverage of general elections and COVID-19 developments.

WarnerMedia Business Content

The WarnerMedia Business content revenue in 2020 was $9,324, compared to $13,214 in 2019. Lower revenue was mainly due to theater closures around the world for a significant portion of the year and the postponement of theatrical releases. Television content revenue was impacted by COVID-19 related production shut-downs leading to lost broadcast episodes and delays to future periods.

WarnerMedia Business Related Party Revenue

The WarnerMedia Business related party revenue was $3,384 in 2020 compared to $3,612 in 2019. This decrease is mainly attributable to lower licensing revenue from the CW Network, a related party investee, due to reduced production of content in 2020 as a result of COVID-19.

WarnerMedia Business Other Revenue

The WarnerMedia Business other revenue in 2020 was $755, compared to $981 in 2019 mainly due to the studios shut down due to COVID-19 for several months in 2020 leading to decreased to studio rental revenue and lower studio tour ticket sales.

Operating Expenses

Cost of revenue in 2020 was $15,956, representing a decrease from $18,010 in 2019 mainly due to lower marketing of theatrical products, lower production costs as a result of COVID-19-related shutdowns and lower sports programming costs as a result of the previously mentioned cancellations and modifications to the timing and/or duration of various sporting events. These operating expense declines were partially offset by film impairment charges incurred in 2020 and increased HBO costs due to approximately $1,800 of investment in HBO Max, primarily consisting of programming and marketing costs, as well as incremental production shutdown costs. In 2020, production shutdown costs net of insurance reimbursements amounted to $78.

Selling, general and administrative costs were $6,112 in 2020, representing a decrease from $6,181 in 2019 as a result of cost savings initiatives partially offset by increased marketing costs associated with HBO Max.

WarnerMedia Business Interest Expense, net

The WarnerMedia Business interest expense, net was $147 in 2020 compared to $426 in 2019. The decrease in 2020 is primarily due to lower debt balances. AT&T executed a debt exchange of $11,041, purchased $590 of the WarnerMedia Business notes and redeemed $2,986 of notes.

WarnerMedia Business Other Expense, net

The WarnerMedia Business other expense, net was $329 in 2020 compared to $243 in 2019. This increase is mainly due to 2020 charges for impairment of equity investments related to the impact of COVID-19 on the movie industry.

Comparison of the year ended December 31, 2021 to December 31, 2020

Results of Operations

The following table sets forth the audited combined results of operations of the WarnerMedia Business for the years ended December 31, 2021 and 2020.

	December 31, 2021	December 31, 2020
	(Dollars in millions)
Operating Revenues
Subscription revenue	12,585	10,758
Advertising revenue	4,357	3,925
Content revenue	12,016	9,324
Related party revenue	3,615	3,384
Other revenue	899	755

Total operating revenue	33,472	28,146

Operating Expenses
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	19,472	15,956
Selling, general and administrative expenses (exclusive of depreciation and amortization expense shown separately below)	7,142	6,112
Related party expense	399	704
Depreciation and amortization expense	4,551	4,961

Total operating expense	31,564	27,733

Operating Income	1,908	413

Other Expenses
Interest expense, net	142	147
Other expense, net	249	329

Total other expenses	391	476

Income (loss) before tax provision	1,517	(63)

Income tax expense (benefit)	261	(75)

Net income	1,256	12

Factors Affecting Results from Operations

The WarnerMedia Business operating revenue was $33,472 in 2021 compared to $28,146 in 2020. This increase is mainly due to a growth in subscription revenue, driven by increased HBO Max/HBO subscribers, and increased content sales revenue, stemming primarily from growth in theatrical revenue and increased licensing revenue as production grew in 2021 compared to 2020 during which production was shut-down for several months due to COVID-19.

The WarnerMedia Business operating expenses were $31,564 in 2021, compared to $27,733 in the prior year. The increase was mainly due to increased film and programming costs and higher HBO Max marketing costs in 2021 compared to 2020.

As a result of the above, the WarnerMedia Business operating income for 2021 was $1,908 compared to $413 in the prior year.

The WarnerMedia Business’s income tax expense and deferred tax balances have been computed as if the WarnerMedia Business filed income tax returns on a carve-out basis separate from AT&T. Income tax expense was $261 in 2021 compared to an income tax benefit of $75 in 2020. Income tax expense for 2021 increased primarily as a result of increased income before income taxes and the impact from book goodwill impairment offset by impacts from foreign operations and uncertain tax positions.

WarnerMedia Business Subscription Revenue

The WarnerMedia Business subscription revenue in 2021 was $12,585, compared to $10,758 in 2020. This increase is mainly the result of a full year of HBO Max subscription revenue in 2021 compared to only 7 months for 2020, as HBO Max launched in the United States in late May 2020, as well as the launch of HBO Max in Latin America in 2021.

WarnerMedia Business Advertising

The WarnerMedia Business advertising revenue in 2021 was $4,357, compared to $3,925 in 2020, mainly a result of the 2021 return of most major sporting events, including the NCAA Men’s Division I Basketball Tournament, the return to a normal schedule of the NBA, and the launch of the ad-supported version of HBO Max in the U.S. at the beginning of June 2021.

WarnerMedia Business Content

The WarnerMedia Business content revenue in 2021 was $12,016, compared to $9,324 in 2020. This increase was primarily the result of increased TV licensing revenue as more content was produced during 2021 compared to 2020, due to the studios having been shut down for a portion of 2020, and increased theatrical revenue with the full re-opening of most movie theaters in 2021 while most theaters were closed or partially open for several months in 2020.

WarnerMedia Business Related Party Revenue

The WarnerMedia Business related party revenue was $3,615 in 2021, compared to $3,384 in 2020. The increase is a consequence of lower license fees recognized from the CW Network for content in 2020 due to reduced production stemming from the consequences of COVID-19. Production in 2021 resumed at a close to normal level thus leading to more content delivered to the CW Network and higher revenues.

WarnerMedia Business Other Revenue

The WarnerMedia Business other revenue in 2021 was $899, compared to $755 in 2020, mainly due to increased studio activity, higher studio tour ticket sales as tours in Burbank and Leavesden reopened in June 2021 and late 2020 respectively, and the opening of the Harry Potter retail store in New York in June 2021.

Operating Expenses

Cost of revenues was $19,472 in 2021 compared to $15,956 in 2020. This increase is mainly due to higher film and programming costs, including higher HBO Max production costs and sports programming costs in 2021 compared to 2020, which was impacted by significant programming cancellations and timing modifications due to COVID-19. Higher theatrical marketing costs in 2021 in connection with an increased number of theatrical releases also contributed to this growth in cost of revenues.

Selling, general and administrative costs were $7,142 in 2021, compared to $6,112 in 2020. This increase is the result of higher marketing costs associated with HBO Max, partially offset by lower bad debt expense and lower costs as a result of restructuring efforts in 2021.

WarnerMedia Business Related Party Expense

The WarnerMedia Business related party expense was $399 in 2021, compared to $704 for the prior year. This decrease is mainly attributed to lower corporate allocations and a decrease in expenses associated with certain investees in which the WarnerMedia Business holds equity method investments.

WarnerMedia Business Interest Expense, net

The WarnerMedia Business interest expense, net remained flat at $142 in 2021 compared to $147 in 2020.

WarnerMedia Business Other Expense, net

The WarnerMedia Business other expense, net was $249 in 2021, compared to $329 in 2020. This decrease is mainly due to the fact that in 2020, charges for impairment of equity investments related to the impact of COVID-19 on the movie industry were incurred whereas no similar impairments were required in 2021, partly offset by fees incurred in connection with the commitment letter entered into in May 2021.

Liquidity and Capital Resources

The primary source of liquidity for the WarnerMedia Business is the cash flow provided by operations, which has historically been transferred to AT&T to support its overall cash management strategy. The WarnerMedia Business participates in AT&T’s cash management system and generally has not required separate dedicated cash balances or accounts. The WarnerMedia Business expects AT&T will continue to fund the WarnerMedia Business’s cash needs through the date of the Separation and that, following completion of the Merger, WBD will continue to provide the support to the WarnerMedia Business that was previously provided by AT&T.

Cash Flows

The WarnerMedia Business had $1,879 in cash and cash equivalents available at December 31, 2021. Cash and cash equivalents included cash of $1,787 and money market funds and other cash equivalents of $92. As of December 31, 2021 and December 31, 2020, cash subject to restrictions on repatriation approximated 5% and 5%, respectively, of consolidated cash, which excludes cash related to normal foreign country withholding taxes or limited by foreign distributable earnings. Historically, such restrictions have not impacted the ability of the WarnerMedia Business to meet its obligations as they become due, and the WarnerMedia Business does not expect any issues prospectively.

The WarnerMedia Business had $1,494 in cash and cash equivalents available at December 31, 2020. Cash and cash equivalents included cash of $1,331 and money market funds and other cash equivalents of $163. Approximately $972 of the WarnerMedia Business’s cash and cash equivalents were held by its foreign entities in accounts predominantly outside of the United States and may be subject to restrictions on repatriation.

The WarnerMedia Business’s cash and cash equivalents increased by $385 between December 31, 2021, and December 31, 2020. In 2021, cash inflows were primarily provided by cash receipts from operations, the impact of securitization of accounts receivable and cash transfers from AT&T, the WarnerMedia Business’s parent, as well as proceeds from dispositions primarily related to the sale of an equity method investment. These inflows were partially offset by cash used to fund the WarnerMedia Business, including payment of operating expenses, capital expenditures and for the funding of equity method investments (including The CW Network, China Media Capital, and Studio Distribution Services).

The WarnerMedia Business’s cash, cash equivalents and restricted cash decreased by $582 between December 31, 2019, and December 31, 2020. In 2020, cash inflows were primarily provided by cash receipts from operations and the impact of securitization of accounts receivable. These inflows were partially offset by cash used to fund the WarnerMedia Business, including payment of operating expenses, strategic acquisitions (mainly HBO LAG and You.i) and cash transfers to the WarnerMedia Business’s parent, AT&T.

Liquidity risk is the risk that the WarnerMedia Business will encounter difficulty in meeting obligations associated with financial liabilities. The WarnerMedia Business manages liquidity risk through its capital structure and access to the AT&T cash pool before the Separation.

The purpose of liquidity management is to ensure that there is sufficient cash to meet all the financial commitments and obligations of the WarnerMedia Business as they come due. Since inception, the WarnerMedia Business has financed its cash requirements primarily through cash from operations, including securitization of receivables.

The below table sets forth the WarnerMedia Business’s net cash flows provided by and used in operating, investing, and financing activities:

	Year Ended December 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019
	(Dollars In Millions)
Cash provided by operating activities	3,243	4,655	8,883
Cash used in investing activities	(501)	(818)	(206)
Cash used in financing activities	(2,358)	(4,419)	(8,060)

Cash Provided by Operating Activities

During the year ended December 31, 2021, cash provided by operating activities was $3,243, compared to $4,655 for the year ended December 31, 2020; as a result of increased spend in theatrical film and television productions in 2021 compared to 2020, which was more impacted by restrictions and production shut-downs due to COVD-19, partially offset by higher collection and securitization of accounts receivable, increased operations in 2021 compared to 2020 and the timing of working capital payments. The WarnerMedia Business actively manages the timing of its supplier payments for operating items to optimize cash flow.

During the year ended December 31, 2020, cash provided by operating activities was $4,655, compared to $8,883 for the year ended December 31, 2019. Cash provided by operating activities in 2020 was impacted by a reduction of collections and operations due to COVID-19 and the timing of working capital payments partially offset by the implementation of accounts receivable securitization facility. The WarnerMedia Business actively manages the timing of its supplier payments for operating items to optimize cash flow.

Cash Used in Investing Activities

During the year ended December 31, 2021, cash used in investing activities totaled $501, which consisted primarily of $769 of net cash paid for capital expenditures and $205 of net cash paid to fund equity investments. These cash outflows were partially offset by proceeds from sales of fixed assets and an equity method investment for approximately $473. See Note 5—Acquisitions and Dispositions of the Combined Financial Statements of the WarnerMedia Business appearing elsewhere in this document.

During the year ended December 31, 2020, cash used in investing activities totaled $818 which consisted primarily of $233 of cash paid for acquisitions net of cash acquired primarily related to acquiring remaining interests in HBO LAG and You.i and capital expenditures of $608. These cash outflows were partially offset by proceeds from sales of fixed assets.

Cash Used in Financing Activities

During the year ended December 31, 2021, cash used in financing activities totaled $2,358 and consisted mainly of $2,322 of cash transferred to the WarnerMedia Business’s parent company, AT&T, and $36 of repayment of debt and finance leases.

During the year ended December 31, 2020, cash used in financing activities totaled $4,419 and consisted mainly of $4,214 of cash transferred to the WarnerMedia Business’s parent company, AT&T, and $192 of repayment of debt and finance leases.

Liquidity and Capital Resources Following the Transactions

As of December 31, 2021, Discovery had total assets of $34.4 billion, current liabilities of $3.5 billion and long-term debt of $14.4 billion. As of December 31, 2021, the WarnerMedia Business had total assets of $117.8 billion, current liabilities of $12.3 billion and long-term debt of $1.7 billion. Following the completion of the Transactions, WBD’s total assets and liabilities will increase significantly from those of Discovery prior to the Transactions. As of December 31, 2021, on a pro forma basis (as described in “Unaudited pro forma condensed combined financial statements of Discovery and the WarnerMedia Business”), WBD would have had total assets of $161.5 billion, current liabilities of $16.0 billion and long-term debt of $57.8 billion. Discovery’s cash from operations was $2.8 billion for the fiscal year ended December 31, 2021. The WarnerMedia Business’s cash from operations was $3.2 billion for the fiscal year ended December 31, 2021. Discovery also expects WBD’s cash from operations to increase significantly from that of Discovery as a result of the completion of the Transactions and the integration of the WarnerMedia Business.

Discovery expects WBD’s interest expense to increase significantly from that of Discovery as a result of the completion of the Transactions. For the year ended December 31, 2021, on a pro forma basis (as described in “Unaudited pro forma condensed combined financial statements of Discovery and the WarnerMedia Business”), WBD would have incurred additional interest expense of $1.5 billion, in connection with the indebtedness for borrowed money incurred in connection with the financing.

Discovery expects WBD to realize cost synergies of over $3.0 billion on a run-rate basis by the end of the second full year following the completion of the Transactions. These cost synergies are expected to be driven by technology, marketing and platform efficiencies. Discovery expects WBD to incur significant, one-time costs of approximately $0.8 billion in connection with completing the Transactions and an additional approximately $1.5 billion in one-time cash costs during the first year following the completion of the Transactions that Discovery believes will be necessary to realize the anticipated cost synergies from the Transactions. No assurances of the timing or amount of synergies able to be captured, or the timing or amount of costs necessary to achieve those synergies, can be provided.

In connection with the Transactions, Spinco will incur indebtedness in an aggregate principal amount of up to approximately $43.0 billion in order to finance, in part, the Special Cash Payment and the Additional Amount and to otherwise fund the other Transactions and to pay the related transaction fees and expenses, with the ultimate amount of such debt subject to adjustment, including for the approximately $1.6 billion of existing debt of the WarnerMedia Business to be assumed by the Spinco Group, net working capital and other adjustments. Following the completion of the Transactions, it is expected that all obligations of Spinco with respect to the senior unsecured notes issued in a Rule 144A or other private placement in an aggregate principal amount of up to $31.5 billion (“Spinco Notes”) (including the Spinco Debt Securities), the up to $41.5 billion in aggregate principal amount of senior unsecured bridge term loans (the “Bridge Loans”) (if applicable) and the $10.0 billion term loan credit agreement (the “Spinco Term Loan Credit Agreement”) will be guaranteed by WBD, Discovery Communications, LLC (“DCL”) and Scripps Networks Interactive, Inc. (“Scripps”). In addition, following the Merger, by virtue of the fact that Spinco will be a wholly owned subsidiary of WBD, the consolidated indebtedness of WBD and its subsidiaries will include the indebtedness of Spinco.

Discovery anticipates that WBD’s primary sources of liquidity for working capital and operating activities will be cash from operations and borrowings under its existing credit facilities. Discovery expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding Spinco debt (including under the Bridge Loans, the Spinco Term Loan Credit Agreement and the indentures governing the Spinco Notes (including the Spinco Debt Securities), if any) and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above. Discovery expects that WBD or Spinco, as applicable, will be able to comply with the financial and other covenants of its existing debt arrangements and the covenants under the Commitment Letter governing the Bridge Loans, the Spinco Term Loan Credit Agreement and the indentures governing the Spinco Notes (including the Spinco Debt Securities), if any.

For more information on the WarnerMedia Business’s and Discovery’s existing sources of liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the WarnerMedia Business” and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Discovery’s Annual Report on Form 10-K for the year ended December 31, 2021, which is filed with the SEC and incorporated by reference in this document.

The WarnerMedia Business Financing

As described elsewhere in this document, the Separation and Distribution Agreement, dated as of May 17, 2021, by and among Discovery, AT&T and Spinco, as it may be amended from time to time (the “Separation Agreement”), requires that, prior to the Distribution, Spinco will (a) make a cash distribution to AT&T equal to approximately $30.0 billion, subject to adjustment, including for the approximately $1.6 billion of existing debt of the WarnerMedia Business to be assumed by the Spinco Group, subject to certain additional adjustments and (b)(1) issue to AT&T the Spinco Debt Securities that satisfy the Par Exchange Requirement, (2) distribute to AT&T all or a portion of the cash proceeds from the borrowing by Spinco under the Spinco Financing Agreements and/or use all or a portion of the cash proceeds of such borrowing to purchase assets of the WarnerMedia Business from AT&T or (3) undertake a combination of the actions described in (1) and (2) such that AT&T has received, in the aggregate, the Additional Amount of approximately $13.0 billion, subject to adjustment.

On May 17, 2021, in connection with the entry into the Separation Agreement and the Merger Agreement, Spinco entered into a commitment letter (as it may be amended from time to time, the “Commitment Letter”), under which JPMorgan Chase Bank, N.A., Goldman Sachs Bank, USA, Goldman Sachs Lending Partners LLC and certain other financial institutions committed to provide to Spinco $41.5 billion in aggregate principal amount of senior unsecured bridge term loans, in two tranches, a $31.5 billion tranche and a $10.0 billion tranche, such commitments to be reduced by, among other things, (1) the amount of net cash proceeds received by Spinco (and, following the completion of the Merger, WBD) from certain equity and debt issuances, including the notes offered hereby, (2) the amount of net cash proceeds received by Spinco (and, following the completion of the Merger, WBD) from certain non-ordinary course dispositions of assets, (3) term loan commitments under certain qualifying term loan facilities and (4) certain financings in connection with AT&T’s transfer of the Spinco Debt Securities to one or more investment banks in exchange for certain debt obligations of AT&T held by such investment bank(s) as principal for their own account (the “Securities Exchange”). The proceeds of any funded Bridge Loans will be used by Spinco on the Closing Date to finance, in part, the Special Cash Payment, the Additional Amount and to otherwise fund the other Transactions and to pay the related transaction fees and expenses. The commitments under the Commitment Letter are subject to customary closing conditions.

On June 4, 2021, Spinco entered into the Spinco Term Loan Credit Agreement, which reduced the Tranche 2 commitments under the Commitment Letter in the aggregate amount of $10.0 billion to zero. The Tranche 1 commitments under the Commitment Letter in the aggregate amount of $31.5 billion remain in effect as of the date hereof.

The Spinco Term Loan Credit Agreement contains certain representations and warranties and covenants, including limitations on liens, investments, indebtedness, dispositions, transactions with affiliates, dividends and other restricted payments and certain burdensome agreements and financial maintenance covenants providing that Discovery will be required to maintain (commencing with the last day of the first full fiscal quarter following the first date the conditions under the Spinco Term Loan Credit Agreement are satisfied or waived (the “Spinco

Term Loan Closing Date”)) (i) a Consolidated Interest Coverage Ratio (as defined in the Spinco Term Loan Credit Agreement) of no less than 3.00 to 1.00 and (ii) a Consolidated Leverage Ratio (as defined in the Spinco Term Loan Credit Agreement) of (a) from and after the last day of the first full fiscal quarter following the Spinco Term Loan Closing Date to the Measurement Period (as defined the Spinco Term Loan Credit Agreement) ending on the last day of the first full fiscal quarter after the first anniversary of the Spinco Term Loan Closing Date, no more than 5.75 to 1.00, (b) from and after the Measurement Period ending on the last day of the first full fiscal quarter after the first anniversary of the Spinco Term Loan Closing Date to the Measurement Period ending on the last day of the first full quarter after the second anniversary of the Spinco Term Loan Closing Date, 5.00 to 1.00 and (c) thereafter, 4.50 to 1.00. As of December 31, 2021, the WarnerMedia Business was in compliance with the covenants for the Term Loan.

Prior to the Spinco Term Loan Closing Date, only a bankruptcy or insolvency event of default with respect to Spinco would permit the lenders to terminate their commitments under the Spinco Term Loan Credit Agreement.

The commitment of the lenders under the Spinco Term Loan Credit Agreement to provide loans will terminate on the earliest of (1) the termination of the Merger Agreement in accordance with its terms, (2) July 15, 2023, (3) the consummation of the Distribution with or without the funding of the loans under the Spinco Term Loan Credit Agreement (after giving effect to any such loans funded) and (4) the date of termination in full of the TL Tranche 1 commitments in an aggregate principal amount of $3.0 billion and TL Tranche 2 commitments in an aggregate principal amount of $7.0 billion pursuant to the terms of the Spinco Term Loan Credit Agreement (the period from June 4, 2021 to such termination date, the “Availability Period”).

On or prior to the Distribution Date, Spinco expects to issue senior unsecured notes, including the notes offered hereby, in an aggregate principal amount of up to $31.5 billion which will be used to pay the Special Cash Payment and issue to AT&T the Spinco Debt Securities, which will in turn be used by AT&T to repay certain existing debt pursuant to the Securities Exchange.

Following the completion of the Transactions, it is expected that all obligations of Spinco with respect to the notes offered hereby (including the Spinco Debt Securities), the Bridge Loans (if applicable) and the Spinco Term Loan Credit Agreement will be guaranteed by WBD, DCL and Scripps. In addition, following the Merger, by virtue of the fact that Spinco will be a wholly owned subsidiary of WBD, the consolidated indebtedness of WBD and its subsidiaries will include the indebtedness of Spinco.

Upon the completion of the Transactions, the available commitments under Discovery’s multicurrency revolving credit agreement (as amended on July 31, 2021) will, subject to certain conditions, be increased by $3.5 billion, to an aggregate amount not to exceed $6.0 billion.

The WarnerMedia Business has issued various public debt instruments with interest rates ranging from 1.95% to 9.15%.

		December 31, 2021	December 31, 2020
Fixed-rate public debt
Interest Rates	Maturities
1.95% – 2.99%	2023 – 2026	$230	$244
3.00% – 4.99%	2023 – 2045	368	368
5.00% – 6.99%	2026 – 2043	337	337
7.00% – 9.15%	2023 – 2036	589	591

		1,524	1,540
Unamortized premium (discount)—net		147	164

Total fixed-rate public debt		1,671	1,704
Finance lease obligations		52	83

Total long-term debt, including current maturities		1,723	1,787
Current maturities of long-term debt		10	22

Total long-term debt		$1,713	$1,765

During 2019, AT&T completed a debt exchange of $11,041 of the WarnerMedia Business debt and purchased $590 of the WarnerMedia Business notes. These amounts are reflected as net parent investment. Additionally, $2,986 of notes during 2019 were redeemed resulting in an extinguishment loss of $189. As of December 31, 2021, December 31, 2020 and December 31, 2019, the WarnerMedia Business was in compliance with all conditions of instruments governing its public debt.

Contractual Obligations

The following table sets forth, by period due or year of expected expiration, as applicable, a summary of the WarnerMedia Business’s contractual obligations as of December 31, 2021 under (1) operating leases, (2) film, licensing and talent obligations and (3) other finance commitments reflected on the balance sheet under GAAP.

	Total	2022	2023- 2024	2025- 2026	Thereafter
	($ in millions)
Leases:
Operating lease obligations(a)	$3,197	$396	$653	$492	$1,656
Other:
Film, licensing and talent obligations(b)	$36,662	$9,305	$10,051	$5,864	$11,442

Other finance commitments(c)	$342	$45	$28	$260	$9

Total	$40,201	$9,746	$10,732	$6,616	$13,107

(a)

Includes future minimum lease payments for operating leases having initial or remaining noncancelable lease terms in excess of one year. Certain leases require the WarnerMedia Business to pay real estate taxes, insurance, maintenance and other operating expenses associated with the leased premises. These future costs are not included in the schedule above.

(b)	Consist of commitments under certain programming, film, licensing, sports rights, talent and other agreements.
(c)

Consist of post-production term advance obligations on certain co-financing agreements, operating lease commitment guarantees, letters of credit, bank guarantees, finance lease obligations and surety bonds, which generally support performance and payments for a wide range of global contingent and firm obligations, including insurance, litigation appeals, real estate leases and other operational needs.

Other Matters

Recent Accounting Pronouncements

Government Assistance

In November 2021, the FASB issued ASU No. 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance” (ASU 2021-10), which requires annual disclosures, in the notes to the financial statements, about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy to other guidance. The annual disclosures include terms and conditions, accounting treatment and impacted financial statement lines reflecting the impact of the transactions. ASU 2021-10 will be effective for annual reporting periods beginning after December 15, 2021, under prospective or retrospective application for all in scope government transactions in the financial statements as of our adoption date or thereafter. We are evaluating the disclosure impacts of our adoption of ASU 2021-10.

Credit Losses

As of January 1, 2020, the WarnerMedia Business adopted, through modified retrospective application, ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or ASC 326, which replaces the incurred loss impairment methodology under prior generally accepted accounting principles in the United States (“GAAP”) with an expected credit loss model. ASC 326 affects trade receivables, loans, contract assets, certain beneficial interests, off-balance-sheet credit exposures not accounted for as insurance and other financial assets that are not subject to fair value through net income, as defined by the standard. Under the expected credit loss model, the WarnerMedia Business is required to consider future economic trends to estimate expected credit losses over the lifetime of the asset. The WarnerMedia Business’s adoption of ASC 326 did not have a material impact on the Combined Financial Statements of the WarnerMedia Business.

Deferral of Episodic Television and Film Costs

In March 2019, the Financial Accounting Standards Board issued ASU No. 2019-02, “Entertainment-Films- Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters-Intangibles-Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials” (ASU 2019-02), which the WarnerMedia Business early adopted as of January 1, 2019, with prospective application. The standard eliminates certain revenue-related constraints on capitalization of inventory costs for episodic television that existed under prior guidance. In addition, the balance sheet classification requirements that existed in prior guidance for film production costs and programming inventory were eliminated. As of January 1, 2019, the WarnerMedia Business reclassified $2,270 of its programming inventory costs from “Other current assets” to “Noncurrent inventories and theatrical film and television production costs” in accordance with the guidance. This change in accounting did not have a material impact on the Combined Financial Statements of the WarnerMedia Business.

Critical Accounting Policies and Estimates

The following is a discussion of each of the WarnerMedia Business’s critical accounting policies, including information and analysis of estimates and assumptions involved in their application, and other significant accounting policies. The Combined Financial Statements of the WarnerMedia Business and the accompanying notes thereto included elsewhere in this document are prepared in accordance with GAAP. The preparation of the Combined Financial Statements of the WarnerMedia Business requires the WarnerMedia Business to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. The WarnerMedia Business bases its estimates on historical experience and on various other assumptions that the WarnerMedia Business believes to be reasonable under the circumstances. Actual results could differ significantly from the WarnerMedia Business’s estimates. To the extent that there are differences between the WarnerMedia Business’s estimates and actual results, its future financial statement presentation, financial condition, results of operations and cash flows will be affected. See Note 2 to the Combined Financial Statements of the WarnerMedia Business appearing elsewhere in this document for a description of the WarnerMedia Business’s significant accounting policies.

Allowance for Credit Losses

The WarnerMedia Business records expense to maintain an allowance for credit losses for estimated losses that result from the failure or inability of its customers to make required payments deemed collectible from the customer when the service was provided, or product was delivered. When determining the allowances for trade receivables and loans, the WarnerMedia Business considers the probability of recoverability of accounts receivable based on past experience, taking into account current collection trends and general economic factors, including bankruptcy rates. The WarnerMedia Business also considers future economic trends to estimate expected credit losses over the lifetime of the asset. Credit risks are assessed based on historical write-offs, net of recoveries, as well as an analysis of the aged accounts receivable balances with allowances generally increasing as the receivable ages. Accounts receivable may be fully reserved for when specific collection issues are known to exist, such as catastrophes or pending bankruptcies.

Licensed Programming Inventory and Film and Television Production Costs

The WarnerMedia Business produces and licenses programming for exhibition on its advertising-supported networks, premium pay-TV and streaming services. The WarnerMedia Business also produces films for theatrical exhibition and programs for third-party television and streaming services.

Qualifying costs to produce television programs and feature films are capitalized as incurred. For licensed programming, a programming inventory asset and a corresponding liability payable to the licensor are recorded (on a discounted basis if the license agreements are long-term) when (1) the cost of the programming is reasonably determined, (2) the programming material has been accepted in accordance with the terms of the agreement, (3) the programming is available for its first showing or telecast and (4) the license period has commenced.

Content that is initially intended for theatrical release or license to third-party television or streaming services is generally considered to be predominately monetized on an individual basis. Content that is initially intended for use on the WarnerMedia Business’s streaming service or television networks is generally considered to be predominately monetized as part of a film group.

For films and television programs predominantly monetized individually, the amount of capitalized film and television production costs and the amount of participations and residuals to be recognized as expense in a particular period are determined using the film forecast method. Under this method, the amortization of capitalized costs and the accrual of participations and residuals are based on the proportion of the film’s (or television program’s) revenues recognized for such period to the film’s (or television program’s) estimated remaining ultimate revenues (i.e., the total revenue to be received throughout a film’s (or television program’s) life cycle).

The process of estimating a film’s ultimate revenues requires the WarnerMedia Business to make a series of judgments related to future revenue-generating activities associated with a particular film. To the extent that the ultimate revenues are adjusted, the resulting gross margin reported on the exploitation of that film or television series in a period is also adjusted. See Note 11 to the Combined Financial Statements of the WarnerMedia Business. Prior to the theatrical release of a film, the WarnerMedia Business’s estimates are based on factors such as the historical performance of similar films, the star power of the lead actors, the rating and genre of the film, pre-release market research (including test market screenings), international distribution plans and the expected number of theaters in which the film will be released. For a film (or television program) that is predominately monetized on its own but also monetized with other films and/or programs, the WarnerMedia Business makes a reasonable estimate of the value attributable to the film or program’s exploitation while monetized with other films/programs and expense such costs as the film or television program is exhibited. The period over which ultimate revenues are estimated generally does not exceed ten years from the initial release of a motion picture or from the date of delivery of the first episode of an episodic television series. Estimates are updated based on information available during the film’s production and, upon release, the actual results of each film.

For programming that is predominantly monetized as part of a film group, which includes the WarnerMedia Business’s acquired programming rights and certain internally produced television programs (and films), capitalized production costs are amortized using a reasonably reliable estimate of the use of the program (for example, derived from historic viewership patterns), adjusted for any significant individual monetization using a revenue forecast model. Licensed programming rights are typically amortized over the useful life of the license period on a straight-line basis (or per-play basis, if greater, for the WarnerMedia Business’s advertising-supported networks), or accelerated basis for licensed original programs. When the WarnerMedia Business has the right to exhibit programming in multiple windows over a number of years, historical audience viewership is used as the basis for determining the amount of programming amortization attributable to each window.

Rights fees paid for sports programming arrangements are generally amortized using a revenue-forecast model, in which the rights fees are amortized using the ratio of current period advertising revenue to total estimated remaining advertising revenue over the term of the arrangement.

Film and television production costs on the WarnerMedia Business’s combined balance sheets include the unamortized cost of completed theatrical films and television episodes, theatrical films and television series in production and undeveloped film and television rights. Film and television production costs, and licensed programming inventory, are stated at the lower of cost, less accumulated amortization, or fair value.

Unamortized film costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of a film (or television program) predominately monetized on its own, or a film group, may be less than its unamortized costs. If the carrying value of an individual feature film or television program, or film group, exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference.

For content that is predominately monetized individually, the WarnerMedia Business utilizes estimates including ultimate revenues and additional costs to be incurred (including exploitation and participation costs), in order to determine whether the carrying value of a film or television program is impaired. For content that is predominately monetized as a film group, the WarnerMedia Business evaluates the fair value of the content in the aggregate at the group level by assessing the applicable group’s projected profitability. Changes in the WarnerMedia Business management’s intended usage of a specific program, such as a decision to no longer exhibit that program and forgo the use of the rights associated with the program license, result in a reassessment of that program’s fair value, which could result in an impairment.

Income Taxes

The WarnerMedia Business’s estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 15 to the Combined Financial Statements of the WarnerMedia Business and reflect the WarnerMedia Business’s assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or the final review of the WarnerMedia Business’s tax returns by federal, state or foreign tax authorities.

The WarnerMedia Business uses its judgment to determine whether it is more likely than not that it will sustain positions that it has taken on tax returns and, if so, the amount of benefit to initially recognize within its financial statements. The WarnerMedia Business regularly reviews its uncertain tax positions and adjusts its unrecognized tax benefits (“UTBs”) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to the WarnerMedia Business’s UTBs may affect its income tax expense. Settlement of uncertain tax positions may require use of the WarnerMedia Business’s cash.

Asset Valuations and Impairments

Goodwill is not amortized but tested annually on October 1 for impairment, or more frequently when required. For impairment testing, the WarnerMedia Business estimates fair values using models that predominantly rely on the expected cash flows to be derived from the reporting unit. Long-lived assets are reviewed for impairment whenever events or circumstances indicated that the book value may not be recoverable over the remaining life. Inputs underlying the expected cash flows include, but are not limited to, subscriber counts, revenues from subscriptions, advertising and content, revenue per user, capital investment and acquisition costs per subscriber, production and content costs, and ongoing operating costs. The WarnerMedia Business based its assumptions on a combination of its historical results, trends, business plans and marketplace participant data. Significant changes in these assumptions in the future could result in an impairment.

Annual Goodwill Testing

Goodwill is tested on a reporting unit basis by comparing the estimated fair value of each reporting unit to its book value. If the fair value exceeds the book value, then no impairment is measured. The WarnerMedia Business estimates fair values using an income approach (also known as a discounted cash flow model) and a market multiple approach. The income approach utilizes the WarnerMedia Business’s future cash flow projections with a perpetuity value discounted at an appropriate weighted average cost of capital. The market multiple approach uses the multiples of publicly traded companies whose services are comparable to those offered by the reporting unit.

Quantitative and Qualitative Disclosures about Market Risk

The WarnerMedia Business is exposed to market risks primarily from changes in foreign currency exchange rates. These risks, along with other business risks, impact the WarnerMedia Business’s cost of capital. The WarnerMedia Business manages foreign exchange exposure and long-term financial flexibility by entering into derivative contracts. The WarnerMedia Business does not use derivatives for trading or speculative purposes. The WarnerMedia Business does not foresee significant changes in the strategies it uses to manage market risk in the near future.

Interest Rate Risk

The majority of the WarnerMedia Business’s financial instruments are fixed-rate notes and debentures. Changes in interest rates can lead to significant fluctuations in the fair value of these instruments. The principal amounts by expected maturity, average interest rate and fair value of the WarnerMedia Business’s liabilities that are exposed to interest rate risk are described in Note 12 to the Combined Financial Statements of the WarnerMedia Business.

Foreign Exchange Risk

The WarnerMedia Business principally uses foreign exchange contracts to hedge certain film production costs denominated in foreign currencies. The WarnerMedia Business is also exposed to foreign currency exchange risk through its foreign affiliates and equity investments in foreign companies. The WarnerMedia Business has designated €164 million aggregate principal amounts of debt as a hedge of the variability of certain Euro-denominated net investments of its subsidiaries. The gain or loss on the debt that is designated as, and is effective as, an economic hedge of the net investment in a foreign operation is recorded as a currency translation adjustment within accumulated other comprehensive income, net on the WarnerMedia Business’s combined balance sheets.

For the purpose of assessing specific risks, the WarnerMedia Business uses a sensitivity analysis to determine the effects that market risk exposures may have on the fair value of its financial instruments and results of operations. The WarnerMedia Business had foreign exchange forward contracts with a notional value of $30 and a fair value of $(33) outstanding at December 31, 2021.